UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2007

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On July 11, 2007 James Y. Gleasman, the company's Chief Executive Officer, made the following statements on the company's website www.torvec.com:

Message from the CEO
July 11, 2007

In our May 21, 2007 CEO Update, I told you that we were expecting the National Aeronautics and Space Administration, our nation’s space agency (NASA), to place a purchase order with Torvec to build and incorporate several electrically modified transmissions and IsoTorque differentials in its lunar rover for the agency’s planned return to the moon.

I am pleased to report that NASA furnished us with such a purchase order on June 15, 2007. The order, which is in excess of $200,000, called for delivery of the IsoTorque units by July 1, 2007. We delivered. The order calls for delivery of the transmission units by the end of September.

In the same CEO Update, I stated that we had shipped IsoTorque differentials to a number of racing teams to demonstrate its high performance and durability. I shared with you a letter Torvec had received from one of these teams.

Now, I would like to share another letter with you ---- this time from a racing team sponsored by Car & Driver:

Dear Andrew,

I wanted to write everyone at Torvec to update you on my thoughts and experiences with your IsoTorque differential in our No Hotwire Racing / Car & Driver Nissan 350Z.

Let me give you my racing background. I’ve been racing in Club and professional racing for over 8 years now, racing both sedans and open wheel race cars. I’ve been a racer, an instructor and a coach during this time. Car & Driver with the help of Nissan sent us two cars to be prepared and raced in the Grand Am Koni Challenge series.

Our 350Z was originally equipped with Nismo Clutch type differential since that was our only option at the time. When we were approached to use the IsoTorque we had a few questions. After talking with yourself (Andrew Gleasman) and Keith on what this differential could do for the performance of our car, we were very excited to drive our car with the IsoTorque and it delivered on your promises.

Right away we noticed the difference in the feel of the car. It was a lot easier to push the car around the shop and at the track and the car did not feel bound up and this was very apparent when driving on the track. With the clutch type differential, you can feel the inside tire dragging when you turned the car. This was noticeable when driving as well. The car slowed much more dramatically relative to now with the IsoTorque differential. The IsoTorque allows us to accelerate both tires equally regardless of road condition, allowing for better rear tire wear

One example of this happened at Laguna Seca earlier this year. While trying to maximize exit speed, we ran through a turn faster than we had before, and that caused us to run wide of the track at the exit of the turn. This put our right side tires on Astroturf placed just off the racing surface. I expected the rear end to swerve under acceleration as the outside tires lost traction, but as I accerated harder, the car just went straight. There was no need to lift off, because the torque was automatically being applied to the INSIDE tire. With a normal clutch type diff, we would have had to let off the throttle and backed out to keep the car under control.

The IsoTorque has allowed the car to have faster exit speeds in the corners which gives us quicker lap times by 1 to 2 seconds on average. (While this may not sound like a lot, it could be the difference between 20 grid positions.) This faster exit speed allows us to keep up with higher HP cars in our class.

As I told you on the phone if you wrote down a list of what would make the perfect differential, you would be describing the IsoTorque. What is nice about the IsoTorque is its performance and safety can be used not just at the limits found in racing but would be of great benefit to every day driving in a street car. We have been in contact with Nissan and have told them everything I have told you and we are still excited for the continuation of our season. We plan on doing two more professional races this season, and attacking 2008 with the objective of winning the Championship.

The differential you are producing allows for a faster, and more importantly for street applications, a safer car.

Best regards,

Richard Biscevic
Team Principal, NoHotWire Racing

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

July 12, 2007	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO